Exhibit 23.1


                Consent of Independent Auditors


The Board of Directors
General Signal Corporation


We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Post-Effective Amend-ment No. 1 on Form S-3 No. 33-33929) and related Prospectus of General Signal Corporation for the registration of certain securities and to the incorporation by reference therein of our reports (a) dated January 25, 1994, with respect to the 1993 and 1992 financial statements of General Signal Corporation and consolidated subsidiaries, and (b) dated March 18, 1994 with respect to its 1993 and 1992 financial statement schedules, included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.




/s/ Ernst & Young

Stamford, Connecticut
May 10, 1994